Exhibit 3e
                     AMENDMENT NO. 3 TO
                         APPENDIX A
               EFFECTIVE _____________________




1.   Products

Exclusivity refers to the following products:

Waddell & Reed Advisors Select Annuity
Waddell & Reed Advisors Select Plus Annuity
Waddell & Reed Advisors Select Plus Annuity NY
Waddell & Reed Advisors Select Life
Waddell & Reed Advisors Retirement Plan
Waddell & Reed Advisors Nationwide Platinum V Fixed Annuity
Waddell & Reed Advisors Nationwide Platinum V Fixed Annuity
     NY
Nationwide Quatro Select
Nationwide Quatro Select NY


This APPENDIX may be amended from time to time with the addition of certain other annuity or insurance products.


There will be no Exclusivity Arrangement regarding the following products:

Waddell & Reed Advisors Survivorship Life
Waddell & Reed Advisors Term One/Ten/Twenty
Waddell & Reed Advisors Term Ten/Twenty NY